Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-278349) pertaining to the (1) Long Term Incentive Plan, (2) Long Term Incentive Plan Option Agreement, and (3) Long Term Incentive Plan Restricted Stock Unit Award Agreement of Cool Company Ltd. of our report dated March 28, 2025, with respect to the consolidated financial statements of Cool Company Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Ernst & Young LLP
London, United Kingdom
March 28, 2025